Exhibit 99.1	Press Release dated August 10, 2009

ZAP Secures up to $25 Million in New Financing

SANTA ROSA, California (August 10, 2009) – Electric vehicle pioneer ZAP (OTC BB: ZAAP) has entered into agreements to raise up to  $25 million in new financing with Cathaya Capital, L.P., having offices in Silicon Valley, and backed by financier Jacques de Chateauvieux’s Paris-based Jaccar Holdings.  Cathaya intends to manage the investment through its affiliate Better Worlds, LLC.

The financing includes a private placement of twenty million shares of common stock for aggregate proceeds of $5 million and a secured loan facility of up to $10 million that will be advanced to ZAP provided certain conditions are met. In connection with the financing, the investor also was issued warrants exercisable for up to sixteen million shares of common stock at $0.50 per share   For a more detailed description of the financing agreement, see Zap’s Current Report on Form 8-K filed on August 10, 2009.

Leveraging its expertise in the design and manufacture of electric vehicles, as well as its fifteen years of experience in the distribution and sale of 100% electric vehicles, ZAP intends to use the new funding to broaden and accelerate its development of power train technology that improves overall performance of its vehicles while achieving cost reductions of its products.  ZAP also intends to use the funding to pursue longer-term contract production and assembly commitments, and to accelerate deliveries of trucks and vans to fill current fleet and government orders.

In making the announcement, ZAP CEO Steven Schneider commented: “This is a critical juncture for ZAP as we now have the means and resources to begin addressing the opportunities at hand on a global basis and to fully realize the leadership position possible in the electric vehicle marketplace.”

ZAP intends to use the proceeds of this financing to expand its vehicle distribution network into the European Union (EU) where recent government incentives supporting the adoption of electric vehicles have increased demand for practical models at affordable prices. In addition to targeting market opportunities in the EU, ZAP intends to pursue automotive opportunities in China.  Last month, the China Daily called for government incentives on the purchase of vehicles that reduce pollution and minimize dependency on oil. ZAP believes calls for a proposed mandate of this nature, together with the subsidies that are now available in China to electric vehicle manufacturers, have created opportunities for increased volume production and sales. In parallel, Better Worlds, a company affiliated with the investor, intends to pursue the development of an overall infrastructure charging network for electric vehicles in China, by partnering with industry and technology companies that can offer practical solutions for fast recharging.

Dr. Priscilla Lu, General Partner of the investor and founder of Better Worlds, also commented: “We made this investment in ZAP based on the belief that the new focus and resources now available to the company will allow it to become a market leader, fully realizing its potential and leveraging its long history and experience. We believe ZAP’s experienced management team has the in-depth, practical know-how in the electric vehicle industry that will provide the foundation to succeed in markets and partnerships in Europe and China.”

Today’s announcement brings a total of up to $31 million in new financing for ZAP’s electric vehicle capital expansion since June.  In addition to the Cathaya package, up to $6 million in financing was placed by the Banks Group in June consisting of $2 million in cash and $4 million in warrants at $0.50 per share.

For more news and information on ZAP, visit wwwIRGnews.com/coi/ZAAP where you can find the CEO's video, a fact sheet on the company, investor presentation, and more.

About ZAP

ZAP has been a leader in electric transportation since 1994, delivering over one hundred thousand vehicles to consumers in more than seventy-five countries. ZAP manufactures a line of electric vehicles, including electric city-cars and trucks, motorcycles, scooters, and ATVs. ZAP sells some of the only electric city-speed cars, trucks and vans in production today and is developing a freeway capable electric vehicle. For product, dealer and investor information, visit www.zapworld.com.

About Cathaya Capital L.P.

Cathaya Capital L.P. is wholly owned by Cathaya Funds Ltd., a cross border fund focused at investing in cross border businesses that have synergies between China and the international markets; leveraging on the technological strengths and business know-how of the companies in China and in the U.S. and Europe.

About Better World Ltd.

Better World Ltd. a BVI company, with headquarters in Hong Kong is focused at investing in developing electric car technologies and service businesses.  It is working on joint partnerships in China that can build out the infrastructure electric power grid networks for electric cars, and on opportunities with companies that provide the core technologies to enhance electric power train conversion as well as improving fast charge pumps for recharge stations.

Forward-Looking Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Please refer to the risk factors contained in the company’s SEC filings including the company’s Annual Report on Form 10-K filed with the SEC on March 31, 2009, Quarterly Report filed on Form 10-Q on May 20, 2009 and subsequent filings with the SEC.

ZAP assumes no obligation and does not intend to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations Group
212-825-3210

Investor Relations Rachel Olson or Michael Crawford	Media Relations Laura Colontrelle